Exhibit 99.1

For Immediate Release

Contact:                Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2018

Greenwich, Connecticut, June 8, 2018 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and six months ended April 30, 2018.

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2018 was $9,598,000 or $0.25 per diluted Class A Common share and $0.23 per diluted Common share, compared to $24,101,000 or $0.64 per diluted Class A Common share and $0.57 per diluted Common share in last year's second quarter.  Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2018 was $14,519,000 or $0.39 per diluted Class A Common share and $0.34 per diluted Common share, compared to $27,513,000 or $0.74 per diluted Class A Common share and $0.65 per diluted Common share in the first six months of fiscal 2017.  Net income in the three and six months ended April 30, 2017 includes a gain on sale of property in the amount of $19.5 million.  Net income in the three and six months ended April 30, 2018 includes lease termination income in the amount of $3.7 million.

Funds from operations ("FFO") for the second quarter of fiscal 2018 was $16,950,000 or $0.45 per diluted Class A Common share and $0.40 per diluted Common share, compared with $11,204,000 or $0.30 per diluted Class A Common share and $0.26 per diluted Common share in last year's second quarter.  For the first six months of fiscal 2018, FFO amounted to $29,200,000 or $0.78 per diluted Class A Common share and $0.69 per diluted Common share, compared to $21,569,000 or $0.58 per diluted Class A Common share and $0.51 per diluted Common share in the corresponding period of fiscal 2017.  FFO in the three and six months ended April 30, 2018 includes lease termination income in the amount of $3.7 million.

At April 30, 2018, the company's consolidated properties were 92.5% leased (versus 92.7% at the end of fiscal 2017) and 91.6% occupied (versus 91.0% at the end of fiscal 2017).  The small drop in the company's leased rate in the first half of the year was predominantly related to the company absorbing 6,800 square feet of vacancies when the company purchased 470 Main Street in Ridgefield, CT.  The company is marketing this space for lease.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At April 30, 2018, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 97.7% leased, unchanged from the end of fiscal 2017.

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said, "We are pleased to report that we had a very good quarter.  Our FFO increased by 51.3% on a dollar value basis and 51.0% on a Class A Common per share basis, inclusive of the $3.7 million lease termination revenue recorded this quarter relating to a tenant space at our Ferry Plaza property discussed below, when compared with our operating results in last year's second quarter.  This increase was the result of a number of positive transactions completed by the company in fiscal 2017 as well as positive events this quarter.  We completed the sale of our vacant Westchester Pavilion property in March of fiscal 2017 for $57 million and re-invested those proceeds in several new properties and other investments, and we are continuing to see earnings improvement in our operating results as that capital is now fully deployed.  In addition, we were able to complete two accretive financing transactions in fiscal 2017, which increased our operating results this quarter, and will continue to have a positive impact going forward.  In July 2017, the company refinanced its largest mortgage, reducing the interest rate from 5.52% to 3.398%, which is now saving the company over $1 million in interest expense per annum.  Also, in October 2017, we redeemed all $129 million of our 7.125% Series F Cumulative Preferred Stock using proceeds from the sale of the Pavilion and the issuance of $115 million of 6.25% Series H Cumulative Preferred Stock.  This reduced preferred stock outstanding, along with the lower coupon, is now saving the company over $2 million per annum in preferred stock dividends.  This quarter, we reached an agreement with Acme, at our Ferry Plaza property located in Newark, NJ, to terminate its lease several years early, for which we received a $3.7 million lease termination payment.  We are very pleased our FFO payout ratio continues to improve as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles."

Mr. Biddle continued……" This quarter we completed the purchase of the Tanglewood Shopping Center, located in Yonkers, NY.  Tanglewood is a 27,000 square foot shopping center consisting of two retail buildings. The primary building, which fronts Central Park Avenue, one of the premier retail corridors in Westchester County, NY, consists of approximately 22,300 square feet, is anchored by an AutoZone and contains other national and regional service and food tenants. The secondary building consists of approximately 4,700 SF and is leased to CKO Kickboxing (a 70+ unit chain), a nail salon and a market.  The property is currently 100% leased.  On the leasing front, we are pleased to report that this quarter we signed leases for two vacant grocery stores in our portfolio.  The first was a lease with Whole Foods Market for a 40,000 square foot store, formerly occupied by A&P at our Valley Ridge Shopping Center in Wayne, NJ.  This twenty-year lease is contingent upon our ability to obtain a small expansion of our property to accommodate Whole Foods space requirements, and we have started this process with the town.  Assuming the approvals are obtained, we expect to deliver the space to Whole Foods in January 2019 with the store to be open and paying rent later in 2019.  We will not include this lease in our new leasing metrics until municipal approval is obtained.   We are also planning to upgrade the façade of the property to be complementary with the Whole Foods store and to enable us to attract the kind of co-tenants that a Whole Foods anchored-center traditionally has been able to attract.  This is one of the first leases Whole Foods has signed since its acquisition by Amazon, and it will be Whole Foods first store in Passaic County, NJ.  The second major lease is with Seabra Foods, the premier Portuguese/Spanish specialty supermarket, for a 62,000 square foot store at our Ferry Plaza Shopping Center in the Ironbound area of Newark, NJ.  Seabra is replacing Acme, which closed its store in this location in 2017. Acme struggled to merchandise the store in a manner that met the preferences of the local community, so we reached an agreement with Acme for an early termination of its lease and re-leased the store to Seabra.  Seabra intends to open a flagship supermarket and wholesale club at this location which is within a half mile of Seabra's corporate headquarters.  Seabra operates 12 supermarkets in New Jersey, Massachusetts, Rhode Island and Florida.  Seabra also has a substantial business importing specialty foods from Portugal, Spain and Brazil and has a very loyal customer base.  The Ironbound area of Newark where our shopping center is located is populated by a very high concentration of people of Portuguese and Brazilian descent, and we can think of no better supermarket to anchor our shopping center.  Seabra took occupancy of the store in May and expects to be open for business by year-end.   These are our first leases with Whole Foods and Seabra, and we consider each to be a substantial improvement for the properties they will occupy."
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 83 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 193 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 24 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2018 and 2017 results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2018	2017	2018	2017

Revenues
Base rents	$47,494	$42,789	$23,910	$21,677
Recoveries from tenants	16,316	14,226	8,109	7,153
Lease termination income	3,754	283	3,754	259
Other income	2,436	1,661	1,232	903
Total Revenues	70,000	58,959	37,005	29,992

Operating Expenses
Property operating	12,046	10,646	5,740	5,498
Property taxes	10,304	9,585	5,157	4,737
Depreciation and amortization	13,917	12,764	6,968	6,183
General and administrative	4,702	4,667	2,283	2,212
Provision for tenant credit losses	372	360	162	282
Directors' fees and expenses	188	166	86	83
Total Operating Expenses	41,529	38,188	20,396	18,995

Operating Income	28,471	20,771	16,609	10,997

Non-Operating Income (Expense):
Interest expense	(6,739)	(6,516)	(3,316)	(3,259)
Equity in net income from unconsolidated joint ventures	1,227	1,039	667	525
Interest, dividends and other investment income	142	369	62	196
Income Before Gain on Sale of Properties	23,101	15,663	14,022	8,459
Gain on sale of properties	-	19,460	-	19,460
Net Income	23,101	35,123	14,022	27,919

Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,457)	(469)	(1,362)	(247)
Net income attributable to Urstadt Biddle Properties Inc.	20,644	34,654	12,660	27,672
Preferred stock dividends	(6,125)	(7,141)	(3,062)	(3,571)

Net Income Applicable to Common and Class A Common Stockholders	$14,519	$27,513	$9,598	$24,101

Diluted Earnings Per Share:
Per Common Share:	$0.34	$0.65	$0.23	$0.57
Per Class A Common Share:	$0.39	$0.74	$0.25	$0.64

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,104	8,966	9,150	9,019
Class A Common and Class A Common Equivalent	29,512	29,473	29,531	29,507

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2018 and 2017 (amounts in thousands):

	Six Months Ended April 30,				Change Attributable to:
Revenues	2018	2017	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$47,494	$42,789	$4,705	11.0%	$3,669	$1,036
Recoveries from tenants	16,316	14,226	2,090	14.7%	1,025	1,065
Lease termination income	3,754	283	3,471	1,226.5%	-	3,471
Mortgage interest and other income	2,436	1,661	775	46.7%	(77)	852

Operating Expenses
Property operating expenses	12,046	10,646	1,400	13.2%	635	765
Property taxes	10,304	9,585	719	7.5%	484	235
Depreciation and amortization	13,917	12,764	1,153	9.0%	1,293	(140)
General and administrative expenses	4,702	4,667	35	0.7%	n/a	n/a

Other Income/Expenses
Interest expense	6,739	6,516	223	3.4%	459	(236)
Interest, dividends and other investment income	142	369	(227)	-61.5%	n/a	n/a

	Three Months Ended April 30,				Change Attributable to:
Revenues	2018	2017	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$23,910	$21,677	$2,233	10.3%	$1,637	$596
Recoveries from tenants	8,109	7,153	956	13.4%	420	536
Lease termination income	3,754	259	3,495	1,349.4%	-	3,495
Mortgage interest and other income	1,232	903	329	36.4%	(66)	395

Operating Expenses
Property operating expenses	5,740	5,498	242	4.4%	360	(118)
Property taxes	5,157	4,737	420	8.9%	325	95
Depreciation and amortization	6,968	6,183	785	12.7%	558	227
General and administrative expenses	2,283	2,212	71	3.2%	n/a	n/a

Other Income/Expenses
Interest expense	3,316	3,259	57	1.7%	212	(155)
Interest, dividends and other investment income	62	196	(134)	-68.4%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2018 and 2017.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 11.0% to $47.5 million for the six month period ended April 30, 2018 as compared with $42.8 million in the comparable period of 2017. Base rents increased by 10.3% to $23.9 million for the three month period ended April 30, 2018 as compared with $21.7 million in the comparable period of 2017. The change in base rent and the changes in other income statement line items analyzed in the tables above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2017, the Company purchased four properties totaling 114,700 square feet of GLA, invested in two joint ventures that own four properties totaling 173,600 square feet, whose operations we consolidate, and sold two properties totaling 203,800 square feet.  In the first six months of fiscal 2018, the Company purchased two properties totaling 51,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six months ended April 30, 2018 when compared with fiscal 2017.

Properties Held in Both Periods:

Revenues

Base Rent
The increase in base rents for both the six month and three month periods ended April 30, 2018 when compared to the corresponding prior periods, was predominantly caused by new leasing activity at several properties held in both periods that created a positive variance in base rent.  This increase was partially offset by a reduction in base rent relating to our 36,000 square foot grocery space at our Valley Ridge property which was occupied in the first quarter of fiscal 2017 but not in the first quarter of fiscal 2018 (see "Significant Events with Impact on Leasing" earlier in this Item 2).

In fiscal 2018, the Company leased or renewed approximately 314,400 square feet (or approximately 7.2% of total consolidated property leasable area).  At April 30, 2018, the Company's consolidated properties were 92.5% leased (92.7% leased at October 31, 2017).

Tenant Recoveries
In the six month and three month periods ended April 30, 2018, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by $1.1 million and $536,000, respectively, when compared with the corresponding prior periods. These increases were the result of an increase in both property operating expenses and property tax expense in the consolidated portfolio for properties owned in both the three months and six months of fiscal 2018 when compared with the corresponding prior periods.  The increases in property operating expenses were related to an increase in snow removal costs at our properties and the increase in property tax expenses were related to an increase in property tax assessments.

Lease Termination Income
In April 2018, we reached agreement with the grocery tenant at our Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which we received and recorded as revenue in the six and three months ended April 30, 2018.  Also in April 2018, we leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, we hope that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no tenant improvement allowance.

Expenses
Operating Expenses
In the six month period ended April 30, 2018, property operating expenses increased by $765,000 when compared with the corresponding prior period, predominantly as a result of an increase in snow removal costs at our properties.  Property operating expenses for the three month period ended April 30, 2018 was relatively unchanged when compared with the corresponding prior period.

Real Estate Tax
In the six month and three month periods ended April 30, 2018, property taxes increased by $235,000 and $95,000, respectively, when compared with the corresponding prior periods, as a result of an increase in property tax assessments for properties owned in both periods.

Interest
In the six month and three month periods ended April 30, 2018, interest expense decreased by $236,000 and $155,000, respectively, when compared with the corresponding prior periods as a result of the refinancing of our largest mortgage secured by our Ridgeway property after the second quarter of fiscal 2017 and the reduction of mortgage principal from normal amortization.  The Ridgeway mortgage interest rate was reduced from 5.52% to 3.398% on a principal balance of approximately $45 million.  This decrease was partially offset by an increase in the mortgage principal on the Ridgeway mortgage from $45 million to $50 million as a result of the refinancing.

Depreciation and Amortization
In the six month period ended April 30, 2018, depreciation and amortization expense decreased by $140,000 when compared with the corresponding prior period as a result of additional depreciation for the write-off of tenant improvements in the first half of fiscal 2017 at two properties where tenants had vacated their spaces prior to the original term of their leases.  In the three month period ended April 30, 2018, depreciation and amortization expense increased by $227,000 when compared with the corresponding prior period as a result of increased depreciation for facade improvements at two properties in the second quarter of fiscal 2018 which improvement were not in place in the second quarter of fiscal 2017.

General and Administrative Expenses
General and administrative expense was relatively unchanged in the six month and three month periods ended April 30, 2018 when compared to the corresponding prior periods, predominantly as a result of a small reduction in state and local taxes paid in the periods when compared to the prior year offset by normal salary increases for employees of the Company.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

We consider Funds from Operations ("FFO") to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts ("NAREIT") and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the Company's real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

▪
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

▪	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for the six month and three  month periods ended April 30, 2018 and 2017 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2018 and 2017
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2018	2017	2018	2017
Net Income Applicable to Common and Class A Common Stockholders	$14,519	$27,513	$9,598	$24,101

Real property depreciation	10,996	9,867	5,538	4,903
Amortization of tenant improvements and allowances	2,079	2,244	1,037	918
Amortization of deferred leasing costs	798	605	372	338
Depreciation and amortization on unconsolidated joint ventures	808	800	405	404
(Gain) on sale of asset	-	(19,460)	-	(19,460)
Funds from Operations Applicable to Common and Class A Common Stockholders	$29,200	$21,569	$16,950	$11,204

Funds from Operations (Diluted) Per Share:
Common	$0.69	$0.51	$0.40	$0.26
Class A Common	$0.78	$0.58	$0.45	$0.30

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2018	2017
	(Unaudited)
Assets
Cash and Cash Equivalents	$16,438	$8,674

Real Estate investments before accumulated depreciation	$1,112,269	$1,090,402

Investments in and advances to unconsolidated joint ventures	$38,083	$38,049

Total Assets	$1,021,563	$996,713

Liabilities
Revolving credit line	$22,735	$4,000

Mortgage notes payable and other loans	$304,867	$297,071

Total Liabilities	$354,170	$328,122

Redeemable Noncontrolling Interests	$78,259	$81,361

Preferred Stock	$190,000	$190,000

Total Stockholders' Equity	$589,134	$587,230